Exhibit 99.1
Marathon Oil Promotes Rob L. White to Vice President, Controller and Chief Accounting Officer

HOUSTON, February 21, 2022 /PRNewswire/

Marathon Oil Corporation (NYSE: MRO) announced today that Rob L. White has been promoted to Vice President, Controller and Chief Accounting Officer, effective March 1, 2022.

Mr. White joined Marathon Oil in 1991 and has more than 30 years of experience in oil & gas accounting and finance. He has served as Vice President of Internal Audit for the Company since May 2020. Prior to that, he served as Director of Operations Planning from January 2018 to May 2020, and Director of Central Evaluation & Financial Planning from January 2014 to December 2017. Since joining the Company in 1991, Mr. White also served in various other leadership positions of increasing responsibility in corporate planning and domestic and international accounting. He holds a Bachelor of Science degree in Accounting from Eastern Illinois University and is a licensed Certified Public Accountant in the State of Oklahoma.

Mr. White will replace Mr. Gary Wilson, who is retiring following more than 7 years with the Company as previously announced September 23, 2021.

“Gary has provided tremendous guidance and stability to the Marathon Oil Accounting organization as it has matured over the past several years, and I thank him for his leadership” said Chairman, President and CEO Lee Tillman. “Rob’s depth of experience and the leadership he’s shown throughout this career at Marathon Oil positions him well to build on the great work of Gary and his team.”

For more information on Marathon Oil Corporation, visit the Company's website at https://www.marathonoil.com.

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